Exhibit 99.

For Information Contact
At Greater Bay Bancorp: Byron A. Scordelis, President and CEO (650) 614-5751 James S. Westfall, EVP and CFO (650) 813-8275	At Silverman Heller Associates: Philip Bourdillon/Gene Heller (310) 208-2550

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP TERMINATES PLAN TO EXCHANGE

ZERO COUPON SENIOR CONVERTIBLE CONTINGENT DEBT SECURITIES

PALO ALTO, Calif., February 21, 2005—Greater Bay Bancorp (Nasdaq: GBBK), a $6.9 billion in assets financial services holding company, announced today that it has decided to terminate its previously announced plan to exchange up to $265,212,000 principal amount at maturity of new Zero Coupon Senior Convertible Contingent Debt Securities (CODES) due 2024 for all of its currently outstanding CODES due 2024.

According to Byron A. Scordelis, President and Chief Executive Officer, “Our Board decided to terminate the planned exchange offer based on the passage of time since the original announcement of the intent to commence the exchange offer and the costs associated with completing the exchange. In this context, the Board also considered the potential that current CODES holders may elect to exercise their put options in March 2006 in light of the recent rise in interest rates and the current price of our common stock. For these reasons, we no longer believe that the exchange offer would be in the best interests of the Company and its shareholders at this time.”

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through its community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized lending and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2003, and particularly the discussion of risk factors within such documents.

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